AMENDMENT NO. 21

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment (the “Amendment”) effective January 1, 2019 amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to change to the fee structure under the Agreement;

NOW THEREFORE, the parties agree that:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Portfolios	Effective Date of Agreement
Invesco V.I. Balanced-Risk Allocation Fund	January 7, 2011
Invesco V.I. Core Equity Fund	May 1, 2000
Invesco V.I. Core Plus Bond Fund	May 1, 2000
Invesco V.I. Health Care Fund	April 30, 2004
Invesco V.I. Global Real Estate Fund	April 30, 2004
Invesco V.I. Government Securities Fund	May 1, 2000
Invesco V.I. High Yield Fund	May 1, 2000
Invesco V.I. International Growth Fund	May 1, 2000
Invesco V.I. Mid Cap Core Equity Fund	September 10, 2001
Invesco V.I. Government Money Market Fund	May 1, 2000
Invesco V.I. Small Cap Equity Fund	September 1, 2003
Invesco V.I. Technology Fund	April 30, 2004
Invesco V.I. Managed Volatility Fund	April 30, 2004
Invesco V.I. Diversified Dividend Fund	February 12, 2010
Invesco V.I. S&P 500 Index Fund	February 12, 2010
Invesco V.I. Equally-Weighted S&P 500 Fund	February 12, 2010
Invesco V.I. American Franchise Fund	February 12, 2010
Invesco V.I. American Value Fund	February 12, 2010
Invesco V.I. Comstock Fund	February 12, 2010
Invesco V.I. Equity and Income Fund	February 12, 2010
Invesco V.I. Global Core Equity Fund	February 12, 2010
Invesco V.I. Growth and Income Fund	February 12, 2010
Invesco V.I. Mid Cap Growth Fund	February 12, 2010
Invesco V.I. Value Opportunities Fund	September 10, 2001

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

In addition to the rate described above, Invesco V.I. Government Money Market Fund shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Stephen R. Rimes	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

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